UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number _____________

                                Etz Lavud Ltd.
_______________________________________________________________________________
            (Exact name of registrant as specified in its charter)


              14 Rozansky Street, Industrial Zone, Rishon LeZion
_______________________________________________________________________________
                  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Common Shares
                             Class A Common Shares
_______________________________________________________________________________
           (Title of each class of securities covered by this Form)


                                     None
_______________________________________________________________________________
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

               Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a)(1)(i)        [ ]           Rule 12h-3 (b)(1)(i)        [  ]
Rule 12g-4 (a)(1)(ii)       [ ]           Rule 12h-3 (b)(1)(ii)       [  ]
Rule 12g-4 (a)(2)(i)        [x]           Rule 12h-3(b)2(i)           [x ]
Rule 12g-4 (a)(2)(ii)       [ ]           Rule 12h-3 (b)(2)(ii)       [  ]
                                          Rule 15d-6                  [  ]

         Approximate number of holders of record as of the certification or notice date: 224

                  Pursuant to the requirement of the Securities Exchange Act of 1934 Etz Lavud Ltd. has caused this certification/notice to be signed on its behalf in the undersigned duly authorized person.



                                              Etz Lavud Ltd.


Date:  June 27, 2003                          By: /s/ David Kremmerman
                                                 ______________________________
                                                  Name:  David Kremmerman
                                                  Title: General Manager


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.